Exhibit 99.1

SouthWest Water Adds Two Directors to Board, Announces Corporate Governance Changes

-- Company Sets October 23 for Annual Meeting --

LOS ANGELES--(BUSINESS WIRE)--August 12, 2009--SouthWest Water Company (Nasdaq:SWWC) today announced the addition of two new directors to its board, Bruce C. Edwards and Kimberly Alexy, effective August 10, 2009. The company also set October 23, 2009 as the date for its 2009 annual shareholders’ meeting and September 11, 2009 as the record date for shareholders eligible to vote at the meeting.

The company also announced that the board amended the company’s corporate governance guidelines, lowering the mandatory retirement age of directors to 72 from 75 and separating the role of chairman and chief executive officer. These two changes will go into effect immediately following the 2009 annual shareholders meeting, with the new chair to be named at that time. As a result of the board’s actions, the number of directors is increased to 10 until the company’s 2010 annual meeting, currently scheduled for May 2010, when four directors will retire.

“The board’s actions, including separating the chairman and chief executive officer roles, will strengthen the governance of SouthWest Water,” said Mark Swatek, chief executive officer. “Moreover, the transitional period leading to the 2010 annual meeting will ensure that the institutional knowledge of the retiring directors will be passed on to the new members.”

Edwards, 55, is currently a director on the boards of Emulex Corporation and Semtech Corporation. He also teaches the Corporate Governance and Control course in the graduate program at Chapman University. Edwards previously was a director and chief executive officer of Powerwave Technologies, Inc. and had an 11-year career at AST Research, Inc., serving as executive vice president and chief financial officer, as well as a member of the board.

Alexy, 39, a Chartered Financial Advisor, currently is a member of the boards of CalAmp and Dot Hill Systems. She is the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. She previously was senior vice president/managing director of equity research for Prudential Securities, focusing on the technology sector and receiving top analyst rankings from the Wall Street Journal and Institutional Investor magazine. Prior to Prudential, Alexy was vice president of equity research with Lehman Brothers.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213-929-1846
www.swwc.com